United Realty Trust Incorporated 8-K

Exhibit 99.1

Important Announcement - Please Read

United Realty Trust Incorporated ("URTI") will begin selling shares of its Common Stock based upon its daily net asset value (NAV) starting January 15, 2015. Any Subscription Documents dated and signed January 14, 2015 or earlier and received by our transfer agent (Phoenix American Financial Services, Inc.) will be admitted at the pre-NAV offering price of $10.45 per share of common stock, subject to the following:

•	All funds must be received promptly and in good order

•	All clearance issues, including but not limited to receipt of trust documents, custodial medallion guarantees, branch manager signatures, etc. must be resolved promptly

•	The resolution of such clearance issues is at the sole discretion of the company and/or our transfer agent

If you have any questions please contact the business support team at (800) 489-4465.

For Broker Dealer / RIA use only. Not for public use.

Risk Disclosures: there is no public trading market for our Common Shares, and there may never be one; this is a blind pool offering, so you will not have the opportunity to evaluate our investments before we make them; we and our advisor have a limited operating history, we have no established financing sources, and our sponsor has limited experience operating a public REIT; you are limited in your ability to sell your Common Shares pursuant to our share repurchase program.

United Realty Trust Incorporated ("URTI") is a Maryland corporation that intends to invest in a wide variety of commercial property types. We intend to operate in a manner that will allow us to continue to qualify as a REIT. Prior performance is not an indicator of future results. This is neither an offer to sell nor a solicitation of an offer to buy any security, which can be made only by a prospectus, as supplemented, which has been filed or registered with appropriate state and federal regulatory agencies and sold only by broker dealers authorized to do so. United Realty Securities, a division of Cabot Lodge Securities LLC (Member FINRA/SIPC), is the dealer manager for URTI.